Exhibit 99.1

EVOQUA COMPLETES DIVESTITURE OF MEMCOR® PRODUCT LINE

January 2, 2020 - PITTSBURGH - Evoqua Water Technologies (NYSE: AQUA) announced that the company has completed the divestiture of the Memcor® product line to Dupont Safety & Construction. Gross proceeds from the sale were approximately $110 million.
“The successful closing of the Memcor divestiture is an important milestone in our product portfolio strategy,” said Ron Keating, CEO of Evoqua. “We are pleased to expand our relationship with DuPont as we source innovative products to incorporate into our integrated solutions and services.”
The Memcor product line, which pioneered many firsts in low-pressure membrane technology, consists of microfiltration, ultrafiltration and membrane bioreactors (MBR). The divested business has approximately 190 employees globally.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission-critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across 10 countries. Serving more than 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

CONTACTS:
Media
Lisa Marchewka
Vice President, Brand and Strategy
Evoqua Water Technologies
Telephone: 978-614-7219
Email: lisa.marchewka@evoqua.com

Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com